Exhibit 10.108

Professional Services Agreement

This Professional Services Agreement (“Agreement”) is entered into by Ore Pharmaceuticals Inc. (“Ore”) having an address at 610 Professional Drive, Suite 101, Gaithersburg, MD 20879 and Dudley Staples, (“Consultant”) having an address at 9806 Mahogany Run, Ijamsville, MD 21754.

The parties hereto agree as follows:

1.           Term of Agreement.  This agreement will begin on the later of January 19, 2009 or the first business day after Consultant’s last day of full-time employment by Ore (the “Effective Date”) and shall terminate on June 30, 2009.

2.           Scope of Work.  Consultant will, on an advisory basis for review by appropriate Ore staff, draft, prepare and review draft documents and memos and perform such other tasks comparable to those he previously performed as Secretary, General Counsel and Senior Vice President, Administration of Ore that may be requested by Ore and that are acceptable to Consultant (collectively the “Services”).  Any request must be in writing or e-mail and specify the projects being requested.  Either party may suspend performance of the Services in whole or as to specific projects upon written notice to the other, provided that Ore shall pay Consultant for all work performed through the date that notice of any such suspension is received by the recipient.  Consultant will perform Services only as requested by Ore’s General Counsel.

3.           Compensation.  Ore shall pay Consultant a consulting fee for the performance of the Services as follows:

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Ore shall pay Consultant for documented and invoiced Services performed hereunder at an hourly rate of $300 per hour for Services. In no event will Consultant work more than 40 hours per calendar month without the prior written or e-mail consent of Ore’s Chief Financial Officer or General Counsel. Consultant shall be responsible for ensuring that he does not exceed such limits without an appropriate consent.  However nothing herein is intended to agree to use any specific number of hours of Services or to guarantee any minimum number of hours of Services will be requested.  If Consultant is requested to assist in a change of control transaction as defined in Ore’s Executive Severance Plan, then, if such change of control transaction is consummated, Consultant shall be entitled to an additional $50 per hour for all Services provided related to such transaction, which amount shall be due and payable within 15 days after the later of consummation of such a transaction or receipt of an itemized statement showing time spent in providing such Services. If Consultant is requested to travel to corporate offices in Gaithersburg, Consultant may charge a minimum charge of one hour even if he spends less than one hour at such site.  If other travel is requested, travel time will count as work time.

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Reasonable expenses, with itemized receipts, incurred by Consultant in performance of the Services will be reimbursed. Consultant is familiar with Ore’s policies on reasonable travel and other business expenses and will comply with such policies.

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Consultant shall maintain a record of hours worked, Services performed and expenses incurred and shall submit such record to Ore monthly. Ore shall make payment of all properly documented undisputed charges to Consultant within thirty (30) days from Ore’s receipt of an accurate invoice.

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Ore will make available an office and computer facilities for use by Consultant when Consultant is at Ore’s offices. Ore will also provide at its expense any other office equipment, telecommunication capabilities or other resources that Consultant may need to provide the Services.

4.           Manner of Performance.  Consultant will perform such Services in an efficient manner with diligence and care.  EXCEPT WITH RESPECT TO THE PARTIES’ OBLIGATIONS UNDER SECTION 7 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

All work requiring interaction with Ore staff shall be scheduled to occur during normal working hours or at other mutually convenient and acceptable times and Consultant is not obligated to perform Services that interfere with his other planned vacation or activities.

5.           Independent Contractor.  Notwithstanding the fact that Consultant is a former employee of Ore, Consultant is now an independent contractor, and nothing in this agreement or otherwise shall be deemed to confer upon Consultant the status of full-time or part-time employee or agent of Ore.  Nothing in this Agreement shall authorize or empower Consultant to obligate Ore in any way.  The relationship created by this Agreement is non-exclusive and Ore shall be free to acquire services similar to the Services from alternative sources without obligation to Consultant.

6.           Conflicts of Interest.  Consultant represents that he is not a party to any relationship with third parties, including competitors of Ore, which would present a conflict of interest with the rendering of the Services, or which would prevent Consultant from carrying out the terms of this Agreement or which would present a significant opportunity for the disclosure of confidential information.  During the term of this Agreement, Consultant agrees not to provide services similar to the Services provided hereunder for any competitor of Ore.

7.           Confidentiality.  Consultant entered into a Proprietary Information and Inventions Agreement with Ore dated May 30, 2002, a copy of which is attached hereto as Exhibit A, and hereby agrees that Sections 1, 2, 7 and 8 of said Proprietary Information and Inventions Agreement shall continue in effect during the term of this Agreement, including any extensions or renewals of this Agreement, and shall apply to additional information that, during the course of performing Services under this Agreement, Consultant may learn of and that Ore regards as confidential or proprietary.

At the termination of this Agreement, unless otherwise agreed by Ore’s General Counsel, Consultant will return to Ore all non-public documents, drawings, specifications, manuals and other printed or reproduced material provided to Consultant related to the Services contemplated herein and any copies of such information made by Consultant, except that Consultant may keep one copy of any memo or legal document prepared by him  as an archive or, subject to removal of any information specifically about Ore or any third party, for use as a form.

8.           Work Product.  All work product generated by Consultant pursuant to the Services shall be deemed, to the maximum extent permitted by applicable law, a “work for hire” and, to the extent it does not qualify as a “work for hire”, Consultant hereby assigns all right, title and interest to the work product to Ore.  Such work product may include without limitation computer software or firmware, multi-media content, images, algorithms, protocols, diagrams, documents, letters, memoranda, writings, technical data, and records of any sort, as well as ideas, expressions, inventions, discoveries, improvements, or other information (whether or not patentable, copyrightable, or subject to trademark protection).  Such work product shall be the sole and exclusive property of Ore, and Ore shall have the unilateral and unrestricted right to use or permit others to use such work product in any way.  Consultant shall perform all lawful acts requested by Ore to: (a) perfect Ore’s title to such work product, including the execution of any assignments; and (b) enable Ore or its nominee to obtain and maintain patent, copyright, trademark, trade secret, or other legal protection of such work product anywhere in the world. Notwithstanding the above, the wording of legal documents, forms and memoranda shall not be deemed works for hire if used by Consultant as forms in a different context not related to Ore and with no reference to Ore or proprietary information of Ore in any such document.

9.           Termination.  Notwithstanding the specified term of this Agreement, either of Consultant or Ore may terminate this Agreement without cause by giving the other party five (5) business days prior written notice.  In addition, either party may terminate this Agreement effective the day of notice by giving the other party written notice of termination if the other party materially breaches any obligations under the Agreement.  Ore may terminate this Agreement effective the day of notice by giving Consultant written notice of termination if Consultant fails to provide the standard of performance of Services that substantially meets Ore’s reasonable expectations.  The provisions set forth in Section 7 (Confidentiality), and Section 8 (Work Product), as well as any other provision of this Agreement that reasonably may be expected to survive, shall survive the expiration or termination of this Agreement.

10.           Responsibility for Work, Limitation of Liability and Indemnification.  Consultant entered into an Indemnity Agreement with Ore dated May 30, 2002, a copy of which is attached hereto as Exhibit B.  The parties agree said Indemnification Agreement shall continue in effect during the term of this Agreement, including any extensions or renewals of this Agreement, and shall apply to the performance of Services by Consultant under this Agreement to the same extent as if Consultant had remained an employee of Ore.  Notwithstanding the previous, any documents prepared or other Services provided by Consultant are advisory drafts, recommendations or suggestions only.  Ore shall determine whether to accept such drafts, recommendations and suggestions or to modify or reject them and shall be responsible for any and all consequences thereof.  Therefore, Ore agrees that Consultant shall not have any liability to Ore or anyone claiming by, through or for Ore with respect to the Services or anything resulting from the Services, except to the extent it is finally judicially determined to have resulted from Consultant’s intentional wrongdoing.  Ore further hereby agrees to indemnify and hold harmless Consultant from and against any claim, action, suit, proceedings (including those of shareholders), loss, cost, damage or expense resulting from claims, action suit or proceeding by any third parties, including stockholders, with regard to the Services or anything resulting from the Services, and to advance legal fees and expenses necessary to defend against such claims if any such claims are made. Ore agrees that it will not, without Consultant’s prior written consent, settle, compromise or consent to entry of any judgment in any matter for which Consultant may seek indemnification.  Ore acknowledges that the fees charged hereunder would have been higher and the Services provided would have been more limited had Ore not agreed to this provision and that this provision is therefore reasonable.

11.           General.

•	Consultant may not assign, transfer, or delegate any of its rights or obligations under this Agreement.

•	This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to any conflict of laws principles.

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If any term of this Agreement is found to be unenforceable in any jurisdiction, then such term shall be enforced to the maximum extent permitted by law, rather than voided, and the remaining terms of this Agreement shall remain in full force and effect.

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This Agreement and all Exhibits and other documents incorporated herein shall constitute the complete, final, and exclusive statement of the terms of the agreement between Consultant and Ore regarding the subject matter hereof, and shall supersede all prior or contemporaneous representations, understandings, and communications relating thereto.

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Consultant has read this Agreement carefully and understands and accepts the obligations that it imposes on Consultant without reservation.  No promises or representations have been made to induce Consultant to sign this Agreement.  Consultant signs this Agreement voluntarily and freely.

IN WITNESS WHEREOF, the undersigned as authorized representatives of the parties have caused this Agreement to be executed on the dates set forth below.

Ore Pharmaceuticals Inc.	Dudley Staples

/s/ Philip L. Rohrer, Jr.	/s/ Dudley Staples
Signature	Signature
Philip L. Rohrer, Jr.	February 26, 2009
Printed Name	Date
Chief Financial Officer
Title
February 26, 2009
Date

EXHIBIT A

Copy of Proprietary Information and Inventions Agreement of Consultant

EXHIBIT B

Copy of Indemnity Agreement of Consultant